Exhibit 99.1

FIBERTOWER CORPORATION ANNOUNCES POTENTIAL NOTE FINANCING

SAN FRANCISCO, California — October 23, 2006 — FiberTower Corporation (NASDAQ: FTWR) (“FiberTower”) today announced that it is pursuing a private placement of approximately $350.0 million of notes, which may include equity or equity-linked securities.  The initial purchasers are nationally recognized investment banks and have informed FiberTower that they intend to sell or offer the securities within the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in compliance with Regulation S under the Securities Act.  No assurance can be given that the financing will be consummated or, if so, that the principal amount of notes actually issued in the offering will not be increased or decreased from the amount expected to be issued.

FiberTower intends to use a portion of the net proceeds from the financing, if consummated, to fund FiberTower’s capital expenditures to expand its existing network footprint and open additional markets and for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  The securities have not been registered under the Securities Act or applicable state securities laws, and are being offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, such securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About FiberTower Corporation

FiberTower (NASDAQ: FTWR) is a backhaul and access provider focusing on carrier, enterprise and government markets.  With its nationwide spectrum footprint in 24 GHz and 39 GHz bands, carrier-class networks in 14 major markets, and customer commitments from five of the leading wireless carriers in the US, FiberTower is the leading alternative carrier in the burgeoning backhaul space. FiberTower also delivers high capacity transport and access solutions that are highly reliable, scalable and cost-effective, satisfying the ever increasing demand for mission and business critical connectivity.

Forward Looking Statements

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include, without limitation, statements regarding the expected private placement of notes and the expected terms thereof.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, interest rates, market prices for our securities, investors’ assessment of our prospects, and those risk factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact:

Company & Investor Contact
Ornella Napolitano
(202) 251 5210

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